Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002

                              THE JUDGE GROUP, INC.
                      Offer To Exchange Outstanding Options
                        Under the 1996 Stock Option Plan

                     The Offer and Withdrawal Rights Expire
                at 5:00 p.m., Eastern Time, on February 28, 2002
                          Unless the Offer is Extended.

The Judge Group, Inc. is offering our employees who are U.S. residents, the opportunity to exchange all outstanding options to purchase shares of our common stock that have an exercise price equal to or greater than $2.10 per share granted under the 1996 Stock Option Plan, for new options to purchase shares of our common stock.

If you wish to accept this offer, you must complete an election form agreeing to exchange your eligible stock options for new options. This offer is currently expected to expire at 5:00 p.m., Eastern time, on February 28, 2002, unless we extend the offer to a later date. Section 14 describes our rights to extend, terminate and amend the offer.

We will grant the new options on the date of the first meeting of the Stock Option Committee of our Board of Directors held more than six months and one day after the date we cancel the options accepted for exchange (the "replacement grant date"). You will receive one new option for every three eligible outstanding options that you tender and which are accepted for exchange and cancelled. The new options will have an exercise price equal to the closing price of our common stock as reported on the NASDAQ National Market or any other exchange on which we are currently listed on the grant date as reported in the print edition of the Wall Street Journal. The new options will vest over four years: 25% on the one year anniversary of the grant date, 25% on the two year anniversary of the grant date, 25% on the three year anniversary of the grant date, and 25% on the four year anniversary of the grant date.

This offer is not conditioned upon a minimum number of options being tendered. However, this offer is subject to conditions which we describe in Section 6 of this offer.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS.

We cannot guarantee that the new options will have a lower exercise price than the eligible stock options that you tender for exchange. However, we believe that the offer may create a better opportunity for the option holders who elect to exchange their options to obtain value from their options and our stock option program in the short term. The Board of Directors recognizes that the decision to accept or reject the offer is an individual decision that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial and/or tax situation.

Shares of our common stock are quoted on the NASDAQ National Market under the symbol "JUDG." On February 5, 2002, the last reported sale price of the common stock on the NASDAQ National Market was $0.63 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

                                February 7, 2002

THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002


                                    IMPORTANT

If you wish to tender your eligible options for exchange, you must complete and sign the election form in accordance with its instructions, and mail, fax or otherwise deliver it to us at The Judge Group, Inc., Attn: Sue Rowdon, Stock Option Administrator, Two Bala Plaza, Suite 400, Bala Cynwyd, PA 19004, (fax
(610) 664-8739). Delivery by e-mail will not be accepted.

You should direct questions about this offer or requests for assistance to Amy Feldman, General Counsel of The Judge Group, Inc., by e-mail at afeldman@judge.com.

We are not making this offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION, OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002


                                                  TABLE OF CONTENTS
                                                                                                              Page
SUMMARY TERM SHEET                                                                                              4

THE OFFER                                                                                                      10

   1.  Number of Options and Exercise Price; Expiration Date                                                   10
   2.  Purpose of the Offer                                                                                    10
   3.  Procedures for Tendering Options                                                                        11
   4.  Withdrawal Rights                                                                                       12
   5.  Acceptance of Options for Exchange and Issuance of New Options                                          12
   6.  Conditions of the Offer                                                                                 13
   7.  Price Range of Common Stock Underlying the Options                                                      15
   8.  Source and Amount of Consideration; Terms of New Options                                                15
   9.  Information Concerning The Judge Group, Inc.                                                            17
  10.  Interests of Directors and Officers; Transactions and Arrangements Concerning the Options               17
  11.  Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer                     18
  12.  Legal Matters; Regulatory Approvals                                                                     18
  13.  Material Federal Income Tax Consequences                                                                19
  14.  Extension of Offer; Termination; Amendment                                                              19
  15.  Fees and Expenses                                                                                       20
  16.  Additional Information                                                                                  20
  17.  Miscellaneous                                                                                           21

Schedule A--Information about our Directors and Executive Officers                                             22
Schedule B--Transactions Concerning Shares of Common Stock                                                     22


Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002


                               SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer and the accompanying election form because the information in this summary is not complete and additional important information is contained in the remainder of this offer to exchange and the election form.

     What securities are we offering to exchange?

We are offering to exchange all eligible stock options to purchase shares of our common stock for new stock options to be granted under The Judge Group, Inc. 1996 Stock Option Plan (the "Plan").

     What stock options are eligible for exchange?

All outstanding options to purchase shares of our common stock that have an exercise price equal to or greater than $2.10 per share that were granted under the Plan are eligible for exchange (the "eligible stock options").

     Why are we making the offer?

Many of our outstanding options, whether or not they are currently exercisable, have per share exercise prices that are significantly higher than the current market price per share of our common stock. For this reason, we believe these options are unlikely to be exercised in the foreseeable future. This program is voluntary and will offer option holders a choice of whether or not to keep their current stock options at their current exercise price, or to surrender those options in exchange for new options to purchase shares of our common stock to be granted on the date of the first meeting of the Stock Option Committee of the Board of Directors held at least six months and one day from the date we cancel the options accepted for exchange (the "replacement grant date"). We would like to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, to create better performance incentives for employees and thereby maximize stockholder value.

     What are the conditions to the offer?

The offer is not conditioned upon a minimum number of options being tendered. However, the offer is subject to a number of other conditions. These conditions include, among other things, that there will not be, before the expiration of the offer, a change in accounting principles applicable to this offer, a lawsuit challenging this offer, or a third-party tender offer for our common stock or other acquisition proposal. These and various other conditions are more fully described in Section 6.

     Who may participate in the exchange offer?

Any current and active employee holding an eligible stock option may participate if he or she is a United States resident. Non-employee members of our Board of Directors may not participate in the exchange offer. As described below, employees must remain actively employed with The Judge Group, Inc. or one of its subsidiaries from the time the eligible stock options are tendered through the replacement grant date in order to remain eligible to participate in the offer.

     Are there any eligibility requirements I must satisfy after the expiration date of the offer in order to receive the new options?

To receive grants of new options in this offer, you must be an active employee of The Judge Group, Inc. or one of its subsidiaries from the date you tender your eligible stock options through the date we grant the new options. We will grant the new options on the replacement grant date, or a later date if the offer is extended. IF YOU ARE NOT AN ACTIVE EMPLOYEE OF THE JUDGE GROUP, INC. OR ONE OF ITS SUBSIDIARIES FROM THE DATE YOU TENDER YOUR ELIGIBLE STOCK OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS TENDERED IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER THE ELIGIBLE STOCK OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

     Do I have to participate?

No.  Participation in the program is completely voluntary.

Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002


     If I choose to participate, do I have to tender all my options?

We are not accepting partial tenders of an individual option grant, so to tender any shares under an individual grant, you must tender all shares still subject to the grant. In other words, if you choose to tender any options granted on a particular grant date, you must tender all the options granted on that date. If, however, you have been granted options on multiple grant dates, you may choose to tender options granted on one or more grant dates, but you do not need to tender all options granted at every grant date.

For example, if you hold an option to purchase 3,000 shares of common stock, then you must either tender all of such option to purchase the entire 3,000 shares of common stock or none of such option; you cannot tender only part of the option and retain the remainder of the option. On the other hand, if you have more than one option grant, you may choose to tender all options granted on one date but retain all those granted on another date.

PLEASE NOTE THOUGH, that if you elect to tender any option grant, you will also be required to tender all option grants that you have received during the six months immediately prior to the date we accept options for exchange, even if such option grants have an exercise price below $2.10.

     How does the exchange work?

The offer to exchange will require an employee to make a voluntary, irrevocable election to cancel outstanding stock options on or before February 28, 2002, in exchange for one new option for every three eligible stock options tendered. However, we will not issue any options exercisable for fractional shares. Instead we will round the number of new options down to the nearest whole number with respect to each grant tendered. For example, if you tender eleven eligible stock options that are accepted for exchange, you will receive three new options on the replacement grant date. Each new option will contain a new vesting schedule, a potential change in the tax treatment as qualified or non-qualified options as described below, and other differences described in Section 8. To participate, employees may tender some or all of their eligible stock options, however, if you are tendering any options subject to a specific grant, you must tender all of the options subject to that grant that remain outstanding. (See Sections 1 and 3.)

     What will the exercise price of my new options be?

The exercise price of the new options will equal the last reported sale price of our common stock as quoted on the NASDAQ National Market or any other exchange on which we are currently listed on the date we grant the new options as reported in the print edition of the Wall Street Journal. Accordingly, we cannot predict the exercise price of the new options. The market price of our common stock was $0.63 per share on February 5, 2002. Note that because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options you elect to exchange. We recommend that you obtain current market quotations for our common stock before you decide whether to tender your options.

     When will I receive my new options?

We currently expect to grant your new options on the date of the first meeting of the Stock Option Committee of our Board of Directors held more than six months and one day after the date we cancel the options accepted for exchange (the "replacement grant date"). We will need time after the replacement grant date to make the new options available to you and to provide you with documentation of the grant. You should receive the documentation relating to the new options within one month of the replacement grant date.

     Why will I not receive new options immediately after the date that The Judge Group, Inc. cancels the options I exchange?

If we grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, and our stock price increases, we would be required for financial reporting purposes to record compensation expense against our earnings. By waiting to grant the new options for at least six months and one day, we believe we will not have to record such a compensation expense.

     Is this a repricing?

This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced, which would require us to account for such options under

Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002


variable plan accounting. Under variable plan accounting, we would have to recognize a charge to earnings equal to the future appreciation of the repriced options.

     Why can't The Judge Group, Inc. just reprice my options, as I have seen done at other companies?

In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, our potential for future profitability would be seriously jeopardized, as we would be required to take a charge against earnings on any future appreciation of the repriced options.

     Wouldn't it be easier for me just to quit The Judge Group, Inc. and then get rehired?

A rehire and resulting re-grant within six months of the option cancellation date would be treated the same as a repricing. Again, such a repricing would cause us to incur a variable plan accounting charge against earnings.

     If I tender options in the offer, will I be eligible to receive other option grants before I receive my new options?

No. Because of the accounting limitations, participants in this program are ineligible for any additional stock option grants until after the replacement grant date for the new options.

     When will the new options vest and expire?

The new options that we grant in this program will vest over four years: 25% on the one year anniversary of the grant date, 25% on the two year anniversary of the grant date, 25% on the three year anniversary of the grant date, and 25% on the four year anniversary of the grant date. Note that even if the options you tender in this offer have vested, the new options you receive will vest over four years according to this schedule. You will lose the benefit of any vesting of your tendered options that are accepted for exchange and cancelled in this offer. Each new option will expire ten years after the date it is granted.

     What will be the terms and conditions of my new options?

The terms and conditions of the new options will be set forth in a new option agreement. The new options differ from the cancelled options with respect to the exercise price, vesting schedule, potential change in tax treatment as qualified or non-qualified options as described below, and other differences described in
Section 8.

     Can I have an example of an offer to exchange?

         Example 1:
         Assumptions:
         Your Grant Date:                                         February 15, 1997
         Your Original Stock Option:                              3,000 shares
         Your Original Stock Option Price:                        $ 7.50
         Your Original Vesting Schedule:                          All shares are exercisable.  750 shares
                                                                  vested on February 15, each year, 1998
                                                                  through 2001
         Hypothetical Stock Price on Replacement Grant
         Date, on or after August 29, 2002:                       $ 2.00

Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option as soon as practicable after February 28, 2002. On the replacement grant date, which we will assume for these purposes to be August 29, 2002, we would grant you a new option for 1,000 shares, and in this example using a purely hypothetical stock price of $ 2.00 per share, your new exercise price per share would be $ 2.00. The vesting schedule for this new option will be such that 250 shares will vest on August 29, 2003, then the remaining shares will vest in equal annual installments until the fourth anniversary of the replacement date grant.

     What happens if my new options end up underwater?

We are conducting this offer only at this time as a result of the unusual stock market conditions that have affected many companies throughout the country. This is therefore considered a one-time offer and is not expected to be offered again in the future. As your stock options are valid for ten years (or, in some cases, five years) from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the replacement grant date. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002


     What happens if The Judge Group, Inc. is subject to a change in control before the new options are granted?

While we currently have no plans to enter into any change of control transaction, it is possible that before the new options are granted, we might enter into an agreement for a merger or other similar transaction. These types of transactions could have substantial effects on our stock price, including substantial stock price appreciation. Depending on the structure of a transaction, option holders participating in this offer might be deprived of any further price appreciation in our common shares or be deprived of the opportunity to participate in the option exchange program.

We reserve the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive new options under this offer. If we are a party to a change in control transaction before the new options are granted, we will use our best efforts to require the surviving corporation to assume our obligation to grant new options. The new options would still be granted on the replacement grant date, but they would be options to purchase the shares of the surviving corporation. The vesting schedule of the new options would give you the benefit of any change of control provisions of your existing options.

     What happens if The Judge Group, Inc. is subject to a change in control after the new options are granted?

The Board of Directors may, in its discretion, take any action it deems appropriate with respect to the options, including substituting new options for unexpired options, assuming any unexpired options, terminating or cancelling unexpired options, or accelerating the vesting of any unexpired options.

     Do I have to tender all of my option grants or any particular option grants?

You are not required to tender any of your eligible stock options. However, if you elect to participate in this offer and you tender any eligible stock options that were granted to you on a particular grant date, then you must tender all of the eligible stock options that were granted to you on that date, including all incentive and non-qualified stock options. For example, if you elect to tender one option that was granted to you in a grant on February 1, 2000, then you must exchange all of the options that were granted to you on February 1, 2000.

     Can I tender the remaining portion of an option that I have already partially exercised?

Yes.  Partially exercised options may be tendered.

     My options are split between incentive stock options and non-qualified stock options because my original grant exceeded the IRS $100,000 limit on incentive stock options. Can I cancel one part but not the other?

No. An option that has been split into a partial incentive stock option and a partial non-qualified stock option is still considered a single option, and cannot be separated for purposes of this offer to exchange.

     How should I decide whether or not to participate?

We understand that this will be a challenging decision for all employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the NASDAQ National Market, our stock price, and our business.

     Will I have to pay taxes if I exchange my options in the offer?

We believe that the exchange will be treated as a non-taxable exchange. If you exchange your current options for new options, we believe you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Furthermore, at the replacement grant date, you will not be required under current law to recognize income for federal income tax purposes. The grant of options is not recognized as taxable income. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer.

Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002


     Will my new options be incentive stock options or non-qualified options?

Each new option will be an incentive stock option, to the extent it qualifies under the Internal Revenue Code Section 422. For options to qualify as incentive stock options, the value of the shares underlying all options that vest in any calendar year cannot exceed $100,000, as determined using the option exercise price. This calculation takes into account all options granted that vest in any calendar year, including options that have been previously exercised or have been cancelled in this offer. The excess value above $100,000 does not qualify for incentive stock option treatment. To the extent the new options exceed the incentive stock option limitation, the remainder of the options will be treated for tax purposes as non-qualified stock options. Therefore, if you are exchanging multiple options under which a significant number of shares have vested or will vest in the same year as the grant of the new options or if the new options have a higher exercise price than some or all of your current options, then a portion of the new options may exceed the limits for incentive stock options.

     When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

The offer expires on February 28, 2002, at 5:00 p.m., Eastern time, unless we extend it. We may, in our discretion, extend the offer at any time, but we do not presently expect to extend the offer for any period of time. If the offer is extended, we will publicly announce the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the offer period.

     How do I tender my options?

If you decide to tender any of your options, you must deliver, before 5:00 p.m., Eastern time, on February 28, 2002, a properly completed and duly executed election form that we have provided to you to The Judge Group, Inc., Attn: Sue Rowdon, Stock Option Administrator, Two Bala Plaza, Suite 400, Bala Cynwyd, PA 19004, or by fax at (610) 784-8330.

If we extend the expiration date of the offer beyond that time, you must deliver these documents before 5:00 p.m., Eastern time, on the extended expiration date of the offer.

We reserve the right to reject any or all tenders of options that we determine are not eligible to be tendered, are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options promptly after the expiration of the offer.

     If I participate, what will happen to my current options?

Options designated to be exchanged under this program will be cancelled as soon as practicable after 5:00 p.m., Eastern time, on February 28, 2002, unless the offer is extended or cancelled.

     What will happen if I do not turn in my form by the deadline?

If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and on their original terms.

     During what period of time may I withdraw previously tendered options?

You may withdraw your tendered options at any time before 5:00 p.m., Eastern time, on February 28, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration date of the offer. To withdraw tendered options, you must deliver to us a withdrawal form that we have provided to you, or a facsimile thereof, with the required information, while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by following the procedures described above.

     When is the Board of Directors expected to approve the Exchange Offer?

Although the Board of Directors has approved this offer, neither we nor the Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your eligible stock options. You need to decide independently whether to tender options. Our non-employee directors are not eligible to participate in the offer.

Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002


     Whom can I talk to if I have questions about the offer?

For additional information or assistance, you should contact:

              Amy E. Feldman, General Counsel
              The Judge Group, Inc.
              Two Bala Plaza, Suite 400
              Bala Cynwyd, PA 19004
              Email: afeldman@judge.com

Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002


                                    THE OFFER


         1. Number of Options and Exercise Price; Expiration Date.

We are offering our employees who are U.S. residents, the opportunity to exchange all outstanding options to purchase shares of our common stock that have an exercise price equal to or greater than $2.10 per share, granted under our 1996 Stock Option Plan (the "Plan") for new options to purchase shares of our common stock that we will grant under the Plan. If you wish to accept this offer, you must complete an election form agreeing to exchange your eligible stock options for new options. This offer is currently expected to expire at 5:00 p.m., Eastern time, on February 28, 2002, unless we extend the offer to a later date. Section 14 describes our rights to extend, terminate and amend the offer.

We will grant the new options on the date of the first meeting of the Stock Option Committee of our Board of Directors held more than six months and one day after the date we cancel the options accepted for exchange (the "replacement grant date"). You will receive one new option for every three eligible outstanding options that you tender and are accepted for exchange and cancelled. However, we will not issue any options exercisable for fractional shares. Instead, we will round the number of new options granted down to the nearest whole number of new options with respect to each grant tendered. For example, if you tender eleven eligible options that are accepted for exchange, you will receive three new options on the replacement grant date. The new options will have an exercise price equal to the closing price of our common stock as reported on the NASDAQ National Market or any other exchange on which we are currently listed on the replacement grant date as reported in the print edition of the Wall Street Journal. The new options will vest over four years: 25% on the one year anniversary of the grant date, 25% on the two year anniversary of the grant date, 25% on the three year anniversary of the grant date, and 25% on the four year anniversary of the grant date. Note that even if the options you tender into this offer have vested, the new options you receive will vest over four years according to this schedule.

If, for any reason (including death), you are not actively employed by The Judge Group, Inc. or one of its subsidiaries from the expiration date of this offer through the replacement grant date, you will not receive any new options or any other consideration in exchange for eligible option grants that you tender. If your employment with The Judge Group, Inc. or one of its subsidiaries terminates after you tendered your options but before the expiration date, you are not eligible to participate in the offer. If the options that you tendered for exchange have an exercise price that is less than $2.10 per share, they are not eligible to be exchanged in the offer. Participation in this offer does not confer upon you the right to remain employed by us or any of our subsidiaries.

At January 31, 2002, options to purchase 3,323,810 shares of our common stock were issued and outstanding under the Plan. Of these options, 656,250 are eligible to be exchanged in the offer. The shares of common stock issuable upon exercise of options that may be tendered in connection with the offer represent approximately 19.8% of the shares of common stock issuable upon exercise of all options outstanding under the Plan as of January 31, 2002.

If we decide to take any of the following actions, then we will publish notice of that action:
   (a) increase or decrease what you will receive for the options you tender that are accepted for exchange;
   (b) increase or decrease the number of options eligible to be tendered in the offer; or
   (c) extend or terminate the offer.

If we take any of the above actions and the offer is scheduled to expire at any time earlier than ten business days from, and including, the date that notice of the particular action is first published, sent or given in the manner specified, we will also extend the offer so that it will expire ten business days after the date of that notice. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

         2. Purpose of the Offer.

We issued the options outstanding under the Plan for the following purposes:
       o to provide our employees an opportunity to acquire or increase a proprietary interest in our company and thereby maximize stockholder value, thereby creating a stronger incentive to expend maximum effort for our growth and success;
       o to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value; and
       o   to encourage our employees to continue their employment with us.

Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002


Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. Because of this, we believe these options are not providing our employees the opportunity and incentive we desire to provide and that these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the replacement grant date, we intend to provide you with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for you and thereby maximize stockholder value. We believe that this program will correct the current underwater options issue, but it is not guaranteed to do so considering the ever-present risks associated with a volatile and unpredictable stock market.

Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans or proposals that relate to or would result in:
   (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us;
   (b)  any purchase, sale or transfer of a material amount of our assets;
   (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;
   (d) any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;
   (e)  any other material change in our corporate structure or business;
   (f) our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;
   (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");
   (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;
   (i) the acquisition by any person of additional securities of our company, or the disposition of securities of our company, other than the acquisition of our common stock pursuant to the exercise of options by our employees or the grant of options to our employees in the ordinary course of business; or
   (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of our company by any person.

Although our Board of Directors has approved this offer, the board recognizes that the decision to accept or reject the offer is an individual decision that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial and/or tax situation.

Neither we nor our Board of Directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to carefully consider all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for exchange.

         3. Procedures for Tendering Options.

Proper Tender of Options. To validly tender your options in this offer, you must properly complete, execute and deliver the election form to us. We must receive the election form to the attention of Sue Rowdon, Stock Option Administrator, by fax at (610) 664-8739 or by mail at Two Bala Plaza, Suite 400, Bala Cynwyd, PA 19004, before the expiration date of the offer.

If you do not turn in your election form by the expiration date of the offer, then you will not participate in the exchange, and all stock options currently held by you will remain intact at their original exercise price and on their original terms.

The method of delivery of all documents, including election forms, is at the election and risk of the tendering option holder. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by us.

Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002


Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not eligible to be tendered, are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular option or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your tender of options following the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your options validly tendered by you will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept for exchange, promptly after the expiration of the offer, all options properly tendered by eligible employees that have not been validly withdrawn.

         4. Withdrawal Rights.

You may only withdraw your tendered options in accordance with the provisions of this Section 4.

You may withdraw your tendered options at any time before 5:00 p.m., Eastern time, on February 28, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the offer expires.

To validly withdraw tendered options, you must deliver a withdrawal form to Sue Rowdon, Stock Option Administrator, by fax at (610) 784-8330 or by mail at Two Bala Plaza, Suite 400, Bala Cynwyd, PA 19004, before the expiration of the offer. The withdrawal form must specify your name, the grant date, the exercise price, and the total number of option shares subject to each option to be withdrawn. Except as described in the following sentence, the withdrawal form must be executed exactly as your name appears on the option agreement or agreements evidencing the options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the withdrawal form.

You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3.

Neither The Judge Group, Inc. nor any other person is obligated to give notice of any defects or irregularities in any withdrawal form, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding on all parties.

         5. Acceptance of Options for Exchange and Issuance of New Options.

Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered by eligible employees that have not been properly withdrawn before the expiration date. If your options are properly tendered and accepted for exchange by February 28, 2002 and the expiration date for the offer is not extended, we will grant your new options on the replacement grant date. In no event will we grant new options before the date that is six months and one day after we cancel the options accepted for exchange. If we extend the expiration date for the offer, the grant date for the new options may be adjusted accordingly.

If we accept the options you tender in the offer, you will be ineligible to be awarded any additional stock option grants for which you may have otherwise been eligible until after the replacement grant date, in order for us to avoid incurring any compensation expense against our earnings because of accounting rules that could apply to these additional stock option grants.

Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002


We will grant to you one new option to purchase one share of our common stock for every three eligible stock options you tender. However, we will not issue any options exercisable for fractional shares. Instead, we will round the number of new options granted down to the nearest whole number of new options with respect to each grant tendered. For example, if you tender eleven eligible options that are accepted for exchange you will receive three new options on the replacement grant date.

To receive grants of new options pursuant to the offer and under the terms of the Plan, you must be an active employee of The Judge Group, Inc. or one of its subsidiaries from the date you tender your eligible stock options through the replacement grant date If you are not an active employee of The Judge Group, Inc. or one of its subsidiaries from the date you tender your eligible stock options through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. Therefore, if you leave The Judge Group, Inc. or one of its subsidiaries voluntarily, involuntarily, or for any other reason before your new option is granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the grant that would have been issued on the replacement grant date.

While we currently have no plans to enter into any change of control transaction, it is possible that before the new options are granted, we might enter into an agreement for a merger or other similar transaction. These types of transactions could have substantial effects on our stock price, including substantial stock price appreciation. Depending on the structure of a transaction, option holders participating in this offer might be deprived of any further price appreciation in the common shares or be deprived of the opportunity to participate in the option exchange program.

We reserve the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive new options under this offer. If we were to terminate your right to receive new options under the offer in connection with such transaction, employees who tendered options for cancellation pursuant to the offer would not receive options to purchase our stock, or securities of the acquiror or any other consideration for their tendered options.

If we are a party to a change in control transaction before the new options are granted, we will use our best efforts to require the surviving corporation to assume our obligations to grant new options. The new options would still be granted on the the replacement grant date, but they would be options to purchase the shares of the surviving corporation. The vesting schedule of the new options would give you the benefit of any changes in control provisions of your existing options.

For purposes of the offer, we will be deemed to have accepted for exchange all options that are properly tendered by eligible employees that have not been properly withdrawn, if and when we give written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept for exchange, promptly after the expiration of the offer, all properly tendered options that are not properly withdrawn. If you tender options properly, promptly after we receive tendered options for exchange, we will send you an email confirming receipt thereof and indicating the expected grant date of the new options.

         6. Conditions of the Offer.

Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after February 7, 2002 and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:
   (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the

Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002

        offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or those of our subsidiaries, or otherwise could materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or could materially impair the contemplated benefits of the offer to us;
   (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:
         (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;
         (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;
         (3) materially impair the contemplated benefits of the offer to us; or
         (4) materially and adversely affect our business, condition (financial or other), income, operations or prospects or those of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;
   (c)  there shall have occurred:
         (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;
         (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
         (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;
         (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;
         (5) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or those of our subsidiaries or on the trading in our common stock;
         (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or those of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;
         (7) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or
         (8) any decline in the NASDAQ National Market Index by an amount in excess of 10% measured during any time period after the close of business on February 7, 2002;
   (d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;
   (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
         (1) any person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before February 7, 2002;
         (2) any person, entity or group that has filed a Schedule 13D or
             Schedule 13G with the SEC on or before February 7, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 5% or more of the outstanding shares of our common stock; or

Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002

         (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or
   (f) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or those of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries.

The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

         7. Price Range of Common Stock Underlying the Options.

Our common stock is quoted on the NASDAQ National Market under the symbol "JUDG." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as quoted on the NASDAQ National
Market:

             Fiscal Quarter Ended:               High           Low

             December 31, 2001                  $  .840        $  .470
             September 30, 2001                 $ 1.750        $  .640
             June 30, 2001                      $ 1.650        $ 1.050
             March 31, 2001                     $ 1.500        $ 1.000

             December 31, 2000                  $ 1.750        $  .563
             September 30, 2000                 $ 1.938        $ 1.125
             June 30, 2000                      $ 2.688        $  .875
             March 31, 2000                     $ 3.375        $ 1.438

As of February 5, 2002, the last reported sale price of our common stock, as quoted on the NASDAQ National Market, was $0.63 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

         8. Source and Amount of Consideration; Terms of New Options.

Consideration. We will issue new options to purchase common stock under the Plan in exchange for outstanding eligible stock options properly tendered by eligible employees and accepted for exchange by us. You will receive one new option exercisable for one share of our common stock for every three options you tender that are accepted for exchange. However, we will not issue any options exercisable for fractional shares. If we receive and accept tenders of all outstanding eligible stock options, we will grant new options to purchase up to a maximum of 218,750 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 1.56% of the total shares of our common stock outstanding as of January 31, 2002.

Terms of New Options. The new options will be issued under the Plan. We will issue one or more new option agreements to each option holder who receives new options in the offer. The following description of the Plan and the new option agreement are summaries, and may not be complete. The Plan, the new option agreement, and the new non-qualified option agreement, filed as Exhibits (d)(1),
(d)(2) and (d)(3), respectively, to the Tender Offer Statement on Schedule TO filed with the SEC, are hereby incorporated by reference. You may also contact us in the manner described in Section 16 to request copies of the Plan or the form of the new option agreement. Upon your request, copies will be provided promptly and at our expense.

Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002


The terms and conditions of your current options are set forth in the Plan under which it was granted and the stock option agreement you entered into in connection with the grant. The terms and conditions of the Plan are summarized in the prospectus prepared by us and previously distributed to you.

General. The Plan was adopted on September 4, 1996 and amended and restated on May 22, 2001. We are authorized to issue up to a total of 4,500,000 shares of common stock under the Plan. All options we acquire pursuant to this offer will be cancelled and the shares of common stock subject to those options, will be returned to the pool of shares available for grants of new options under the Plan and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with this offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the NASDAQ National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

Administration. Our Board of Directors has delegated administration of the Plan to the Stock Option Committee of the Board of Directors. The Stock Option Committee consists of not less than two of our non-employee directors.

Time of Exercise. Generally, you may exercise the vested portion of a new option at any time. At the time of exercise, you must be an employee of The Judge Group, Inc. or one of our subsidiaries and have been continuously so employed from the date we issue you the new options through the date of exercise. If your employment with The Judge Group, Inc. or one of our subsidiaries terminates because of disability, you may exercise the vested portion of the option within twelve months following your termination date. If your employment with The Judge Group, Inc. or one of our subsidiaries terminates as a result of your death while you were an employee of The Judge Group, Inc. or one of our subsidiaries, your estate or beneficiaries may exercise your new options within three years following your death. If your employment with The Judge Group, Inc. or one of our subsidiaries was terminated without cause, you may exercise the vested portion of the new options within three months following your termination date.

Exercise Price. The new options will have an exercise price equal to the closing price of our common stock on the replacement grant date. We cannot guarantee that the new options will have a lower exercise price than the eligible stock options that you tender for exchange. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

Vesting/Expiration. The new options that we grant in this program will vest as to 25% of the options on the one year anniversary of the grant date, 25% on the two year anniversary of the grant date, 25% on the three year anniversary of the grant date, and 25% on the four year anniversary of the grant date. Each new option will expire ten years after the date it is granted.

Change in Control. In addition, the Board of Directors may, in its discretion, take action it deems appropriate with respect to the options, including substituting new options for unexpired options, assuming any unexpired options, terminating or cancelling unexpired options, or accelerating the vesting of any unexpired options.

Federal Income Tax Consequences of Options. Each new option will be an incentive stock option to the extent it qualifies under the Internal Revenue Code Section
422. For options to qualify as incentive stock options, the value of the shares underlying all options that vest in any calendar year cannot exceed $100,000, as determined using the option exercise price. This calculation takes into account all options granted that vest in any calendar year, including options that have been previously exercised or have been cancelled in this offer. The excess value above $100,000 does not qualify for incentive stock option treatment. To the extent the new options exceed the incentive stock option limitation, the remainder of the option will be treated for tax purposes as non-qualified stock options. Therefore, if you are exchanging in this offer multiple options under which a significant number of shares have vested or will vest in the same year as the grant of the new options or if the new options have a higher exercise price than some or all of your current options, then a portion of the new options may exceed the limits for incentive stock options.

The federal income tax treatment for the incentive stock options and non-qualified options differs as follows:

Incentive Stock Options. The optionee recognizes no taxable income at the time of the option grant, and he or she generally recognizes no taxable income at the time the option is exercised. However, the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the

Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002


shares generally is includable as income in calculating the alternative minimum tax. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise disposed.

For federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of the shares is made after the optionee has held the shares for more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of those shares on the date the option was exercised over the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction for the taxable year in which the disposition occurs equal to the amount by which the fair market value of the shares on the date the option was exercised exceeds the exercise price paid for the shares. In no other instance will we be allowed a deduction with respect to the optionee's disposition of the purchased shares.

Non-Qualified Stock Options. Generally, no taxable income is recognized by an optionee upon the grant of a non-qualified option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-qualified option. The deduction will in general be allowed for the taxable year of The Judge Group, Inc. in which the ordinary income is recognized by the optionee.

Our statements in this offer concerning the eligible option plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plan and the form of option agreement under the Plan.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

Registration of Option Shares. All shares of common stock issuable upon exercise of options under the Plan, including shares that will be issuable upon exercise of the new options, have been or will be registered under the Securities Act of 1933 on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an affiliate of ours, you will be able to sell shares you obtain upon the exercise of vested new options free of any transfer restrictions under applicable securities laws.

         9. Information Concerning The Judge Group, Inc.

The Judge Group, Inc. was founded in 1970 and maintains locations in 13 cities nationally. The Judge Group, Inc. offers total Internet and Information Technology staffing solutions through its web-based staffing, IT skills training, and food and pharmaceutical placement divisions. It is the mission of the company to service the needs of its clients, its contractors and applicants, with the urgency required by the customer through professionalism, ethics and state of the art technology. Our principal executive offices are located at Two Bala Plaza, Suite 400, Bala Cynwyd, PA 19004. Our telephone number is (610) 667-7700.

Selected Financial Data.

The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 is incorporated by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 16.

Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002

         10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

Our non-employee directors are not eligible to tender their options in this offer. All of our employees are eligible to tender options for exchange under the offer.

A list of our executive officers who are eligible to participate in the exchange offer and the number of options they beneficially own that are eligible to be tendered is attached to this offer to exchange as Schedule A. As of January 31, 2002, our executive officers who are eligible to tender outstanding options beneficially owned eligible options to purchase a total of 249,500 shares of our common stock, which represented approximately 38.1% of all options outstanding as of that date which are eligible to be exchanged under this offer.

There have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by us or, to our knowledge, by any of our executive officers, directors, affiliates or subsidiaries.

         11. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer

All options we acquire pursuant to the offer will be cancelled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the Plan and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the NASDAQ National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:
     o we will not grant any new options until at least six months and one day after the date that we accept and cancel options tendered for exchange; and
     o the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

If we were to grant any options to any option holder before the scheduled replacement grant date, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's option shares elected for exchange. In this event, we would be required to record as compensation expense the amounts by which the market value of the shares subject to the newly granted options at the dates of exercise exceeds the exercise price of those shares. The ultimate amount of compensation expense would accrue as a variable accounting charge to our earnings over the periods during which the newly granted options are outstanding. We would have to adjust compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in connection with the offer, however, the grant date and the pricing of any additional options that we may decide to grant to you will be deferred until a date that is at least six months and one day from the cancellation date. If we granted new, additional options to you in that period, the accounting rules would treat them as granted in exchange for the surrendered grant, and we would be subject to the variable accounting rules described above. As a result, we do not plan to grant you any additional options until after such date.

         12. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in Section 6.

Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002


         13. Material Federal Income Tax Consequences.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. We have not obtained or sought to obtain a tax ruling with regard to this offer. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Upon the granting of new options, the option holders will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income. (See Section 8.)

         14. Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Notwithstanding the foregoing, we will return the options tendered for exchange promptly after termination or withdrawal of an offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer. Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced expiration date.

Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer as required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum amount of time the offer must remain open following a material change in the terms of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we decide to take any of the following actions, we will notify you of such action:
   (a) increase or decrease the amount of consideration offered for the options;
   (b) decrease the number of options eligible to be tendered in the offer; or
   (c) increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002


If we take any of the three aforementioned actions and the offer is scheduled to expire at any time earlier than ten business days from, and including, the date that notice of the applicable action is first published, sent or given in the manner specified, we will also extend the offer so that it will expire ten business days after the date of such notice.

         15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

         16. Additional Information.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer is a part. This offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before deciding on whether to tender your options:
   (a) our current report on Form 8-K filed with the SEC on January 15, 2001;
   (b) our current report on Form 8-K filed with the SEC on December 29, 2000;
   (c) our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on March 27, 2001, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on April 6, 2001;
   (d) our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2001, filed with the SEC on November 13, 2001;
   (e) our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2001, filed with the SEC on August 10, 2001;
   (f) our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2001, filed with the SEC on May 15, 2001;
   (g) our Form S-8 (registering shares to be issued under the Plan) filed with the SEC on August 6, 1998; and
   (h) the description of our common stock included in our registration statement on Form S-1 (File No. 333-13104) filed with the SEC on December 23, 1996;
   (i) Any document that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this offer to exchange and before the termination of this offer. Information in these filings is deemed to be incorporated by reference as of the date we make the filing.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following public reference room:

          450 Fifth Street, N.W.
          Room 1024
          Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

Our common stock is quoted on the NASDAQ National Market under the symbol
"JUDG."

We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you including exhibits to those documents that are specifically incorporated by reference into our Schedule TO filing but not any other exhibits to those documents. Requests should be directed to:

                                   Sue Rowdon

                            Two Bala Plaza, Suite 400
                             Bala Cynwyd, PA 19004,
                                srowdon@judge.com

or by telephoning (610) 667-7700 extension 1560 between the hours of 9:00 a.m. and 4:30 p.m., Eastern time.

The information about The Judge Group, Inc. contained in this offer to exchange should be read together with the information contained in the documents to which we have referred you.

Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002


As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

         17. Miscellaneous.

This report and other reports and statements filed by us from time to time with the SEC (collectively, "SEC Filings") contain or may contain certain forward-looking statements and information that are based on beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. When used in SEC Filings, and in oral statements by us the words "anticipate," "believe," "estimate," "expect," "future," "intend," "plan" and similar expressions as they relate to us or our management, identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions relating to our operations and results of operations, competitive factors and pricing pressures, shifts in market demand, the performance and needs of the industries served by us, and other risks and uncertainties, including, in addition to any uncertainties specifically identified in the text surrounding such statements and those identified below, uncertainties with respect to changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including our shareholders, customers, suppliers, business partners, competitors, and legislative, regulatory, judicial and other governmental authorities and officials. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary significantly from those anticipated, believed, estimated, expected, intended or planned. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related election form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.


        -----------------------------------------------------------------


                                OFFER TO EXCHANGE
                               OUTSTANDING OPTIONS
               UNDER THE JUDGE GROUP, INC. 1996 STOCK OPTION PLAN

Any questions or requests for assistance or additional copies of any documents referred to in the offer may be directed to Amy Feldman, General Counsel, or Sue Rowdon, Stock Option Administrator, by fax at (610) 664-8739 or by mail at Two Bala Plaza, Suite 400, Bala Cynwyd, PA 19004 (telephone: (610) 667-7700).

        -----------------------------------------------------------------

Exhibit Number (a)(1)
---------------------
OFFER TO EXCHANGE, DATED FEBRUARY 7, 2002


February 7, 2002

                                   SCHEDULE A

             Information About Our Directors and Executive Officers

The following persons are the directors and/or executive officers of The Judge Group, Inc. No other persons control The Judge Group, Inc. and no executive officer or director of any corporation or other person is ultimately in control of The Judge Group, Inc. The address for each person listed is Two Bala Plaza, Suite 400, Bala Cynwyd, PA 19004.

                                                                                             Number of Options
        Name                               Position                                              Eligible
                                                                                               to be Tendered
Martin E. Judge, Jr.            Chief Executive Officer and Director                                150,000
Robert G. Alessandrini          Chief Financial Officer                                               5,000
Michael A. Dunn                 President and Director                                               66,000
Katharine A. Wiercinski         Corporate Secretary                                                  26,000
John M. Work                    Chief Accounting Officer and Controller                               2,500
John E. Shields                 Chief Operating Officer, Director                                         0
Randolph J. Angermann           Director                                                                  0
James C. Hahn                   Director                                                                  0
Robert H. Strouse               Director                                                                  0
                                                                                                    -------
Totals                                                                                              249,500




================================================================================

                                   SCHEDULE B
                 Transactions Concerning Shares of Common Stock

(None)